Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London E4A 4AU

United Kingdom

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020